Exhibit 5.1

China Growth Corporation
P.O. Box 2510
4th Floor
1 Cayman Financial Centre
36A Dr. Roy's Drive
Grand Cayman KY1-1104
Cayman Islands

December 2, 2011

Dear Sirs

RE: CHINA GROWTH CORPORATION

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by China Growth Corporation (the "Company") with the Securities and Exchange Commission.

Documents

For the purposes of giving this opinion, we have examined the following documents:

1.	the Certificate of Incorporation, Memorandum of Association and Articles of Association of the Company dated 27 September 2006;

2.	a certificate from a director of the Company dated 21 September 2011 (the “Director’s Certificate”); and

3.	the written resolutions of the Company dated 21 September 2011 (the “Resolutions”).

Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion.  This opinion relates only to the laws of the Cayman Islands as they exist at the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy (and the continuing accuracy as at the date hereof) of the Director’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

1.
There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.
The copies of the Register of Members and Register of Warrants provided to us by the Company are true and correct copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

3.
The corporate records of the Company examined by us on 9 September 2011 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

4.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

Opinion

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out below, we are of the opinion that under the laws of the Cayman Islands:

1.
Based solely on our reliance on the Director’s Certificate, the share capital of the Company is US$5,100 divided into 39,062,500 Ordinary Shares of US$0.000128 par value each and 781,250 Preference Shares of US$0.000128 par value each.

2.
Based solely on our reliance on the representations in the Directors Certificate, the Register of Members attached thereto (the “Register of Members”) and the Resolutions, 27,951,700 Ordinary Shares of a nominal or par value of US$0.000128 each are shown as issued in the Register of Members and 444,804 Preference Shares of a nominal or par value of US$0.000128 each are shown as issued in the Register of Members and 4,757,537 Ordinary Shares are duly authorised, unissued and held in reserve to meet the conversion of Preferred Shares and exercise of warrants issued by the Company.

3.
Based solely on our reliance on the representations in the Directors Certificate, the Register of Members and the Resolutions the 4,757,537 Ordinary Shares of a nominal or par value of US$0.000128 each issuable upon the conversion of Preferred Shares and issuable upon exercise of warrants as set out in the Registration Statement have been authorised and will upon conversion of the Preferred Shares and exercise of the warrants be legally issued, fully paid and non-assessable.

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1.
The Company is registered as an exempted company in the Cayman Islands and it has accordingly filed a declaration with the Registrar of Companies to the effect that the operation of the Company will be conducted outside the Cayman Islands.  As an exempted company, the Company may not trade in the Cayman Islands with any corporation except in furtherance of the business of the Company carried on outside the Cayman Islands. We express no opinion upon whether the Company, in performing its obligation under the Documents, would be in breach of these restrictions.

2.
Under section 195 of the Companies Law (2010 Revision) the Registrar of Companies of the Cayman Islands has the power at any time and from time to time to prohibit (i) the sale of any shares or debentures of the Company in the Cayman Islands or (ii) any invitation in the Cayman Islands to subscribe for any shares or debentures of the Company.  So far as we are aware, such power has never been exercised.

3.
A company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2010 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.
Under the Companies Law, the Register is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the Register may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given to the persons to whom it is addressed and the purchasers of the shares in the Company for their benefit and the benefit of their legal advisers acting in that capacity in relation to this transaction. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement.

We bring to your attention that our maximum aggregate liability in respect of all claims for breach of contract or breach of duty or fault or negligence or otherwise arising out of or in connection with this opinion shall be limited to the lesser of three times the professional fees recovered by us in providing this opinion and the total amount of our professional indemnity insurance cover available from time to time.

This opinion only relates to the laws of the Cayman Islands as we presently understand them and is given on the basis that the opinion will be governed by and construed in accordance with the laws of the Cayman Islands and that the Cayman courts will have exclusive jurisdiction in relation to any matter arising out of it.  We have made no investigation of any laws other than the laws of the Cayman Islands and do not express or imply any opinion on any such laws.

This opinion is given as at the date shown at the top of this letter. We have no continuing obligation under the terms of this opinion to inform you of changes of law or fact occurring after the date of this letter or of facts of which we become aware after such date.

Yours faithfully
STUARTS WALKER HERSANT